EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 3, 2003 relating to the financial statements and financial statement schedule of Artisan Components, Inc., which appears in Artisan Components, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2003.

/s/ PricewaterhouseCoopers LLP

San Jose, California
July 29, 2004